Exhibit 99.1

news release

For Immediate Release

Employers Holdings, Inc. Announces Dividend

RENO, Nev., August 10, 2007 – Employers Holdings, Inc. (NYSE: EIG) today announced that its Board of Directors has declared a cash dividend of six cents ($0.06) per share. The dividend is payable on Sept. 13, 2007, to stockholders of record as of Aug. 23, 2007.

This press release may include “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) reflecting the company’s expectations regarding future events. These statements are subject to certain risks and uncertainties that may cause actual results to differ from expectations including, without limitation, factors that affect the company’s share price and general market conditions.

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 11 states from 13 office locations. The company’s insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company are rated A– (Excellent) by the A.M. Best Company.

CONTACT:	Vicki Erickson, Vice President, Investor Relations, (775) 327-2794

verickson@employers.com

Trish White, Director, Corporate Communications, (775) 327-2636

twhite@employers.com

SOURCE:	EMPLOYERS® Media Release
WEBSITE:	www.employers.com

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS is a registered trademark of Employers Insurance Company of Nevada and the marketing brand for a group of companies providing workers’ compensation insurance and services. Insurance is offered through Employers Compensation Insurance Company, except in Nevada, where insurance is offered through Employers Insurance Company of Nevada. Employers Compensation Insurance Company does not do business in all jurisdictions.